SECURITIES AND EXCHANGE COMMISSION

                         Washington, DC  20549


                               FORM 8-K


                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the

                    Securities Exchange Act of 1934


                           December 16, 1997


                  HARRIS CHEMICAL NORTH AMERICA, INC.

          (Exact name of registrant as specified in charter)

        Delaware             _____________        48-1135402
(State or other jurisdiction (Commission        (IRS Employer
of incorporation)             File Number)    Identification No.)

 399 Park Avenue, 32nd Floor, New York, NY           10022
(Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code(212) 207-6400


Item 5.  Other Events

     The following is the text of a press release relating to the acquisition of Harris Chemical Group, Inc., the holder of all of the outstanding shares of the registrant.

     NORTHBROOK, IL, and NEW YORK, NY, December 12, 1997 - IMC Global Inc.(NYSE:
IGL) announced today that it has reached a definitive agreement to acquire privately held Harris Chemical Group, Inc. (HCG) and anticipates executing a definitive agreement to acquire HCG's Australian affiliate, Penrice Soda
Products Pty. Ltd., shortly. These acquisitions, which are expected to be completed in the first quarter of 1998, will become accretive in late 1998 and will add about 30 to 35 cents per share in calendar 1999.

     Headquartered in New York City and with operations in North America, Europe and Australia, HCG is a leading producer of salt, soda ash, boron chemicals, and other inorganic chemicals including potash crop nutrients. HCG has annual sales of approximately $850 million. Two other D. George Harris & Associates, Inc., affiliates, Harris

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Specialty Chemicals and U.S. Silica Company are not part of the transaction.

     Under the agreement's terms, IMC Global will purchase all HCG equity for $450 million in cash and assume approximately $950 million of debt.

     "This acquisition is consistent with IMC Global's growth objectives and builds on our core competencies in mining, chemical processing, and international distribution logistics and marketing," said Robert E. Fowler, Jr., president and chief executive officer of IMC Global. "In our existing businesses, we have demonstrated an ability to achieve low-cost positions. The rapid integration of HCG's operations will allow us to take swift action to reduce our consolidated costs."

     Fowler noted that substantial synergies between the two companies already have been identified and indicate that there are a number of major cost-reduction opportunities. Savings will occur particularly in distribution logistics, procurement and operations.

     "Cost-reduction initiatives are expected to achieve savings of approximately $50 million on an annualized basis by the year 2000," said Fowler. "By that year, the acquisition should add 45 to 50 cents to earnings per share. Furthermore, IMC Global's strong financial position will enable us to implement and capitalize on a number of high- value investment opportunities already identified by HCG."

     D. George Harris, chairman of HCG, said "We believe that the operations and businesses of HCG and IMC Global constitute an excellent fit yielding significant synergies, and that we have found a new environment in which our management and employees will thrive and prosper."

     The acquisition includes the following HCG operations around the world:

     Worldwide salt: HCG operates nine North American facilities which have a combined production capacity of more than 11 million tons, as well as the leading British rock salt producer, Salt Union Limited, which has an annual capacity of 2.2 million short tons of rock salt and produces about 770,000 short tons of white salt each year. HCG's Goderich, Ontario rock salt mine is the world's largest, with an annual capacity of 5.5 million short tons. In addition, the acquisition of Salt Union Limited is consistent with IMC Global's strategy to selectively invest in facilities outside of North America.

     HCG's operations also include soda ash and boron chemicals. These products are used primarily in the manufacture of glass and chemicals, and are produced by HCG in North America and Western Europe. Penrice's operations are in Australia. With a combined annual capacity of 2.8 million tons, HCG with Penrice, is the world's third-largest producer of soda ash.

     Great Salt Lake Minerals, an HCG subsidiary located in Ogden, Utah, produces magnesium chloride and potash crop nutrients and supplies solar salt to HCG's North American salt operations.

     IMC Global is one of the world's leading producers and marketers of phosphate and potash crop nutrients and animal feed ingredients,

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with  calendar  1996  revenues and EBITDA of nearly $3 billion and $461 million, respectively. The Company also produces and markets food- quality salt, and is one of the nation's leading distributors of crop nutrients, including nitrogen, and related products through its FARMARKET and Rainbow distribution networks. Additionally, it sells potash and other products to industrial users and markets lawn and garden products under its IMC Vigoro brand name.

     Salomon Smith Barney acted as financial adviser to IMC Global Inc. and Chase Securities Inc. acted as financial adviser to Harris Chemical Group, Inc.

     Shortly after the press release described herein was issued the definitive agreement to acquire HCG's Australian affiliate, Penrice Soda Products Pty. Ltd., was executed.



                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   HARRIS CHEMICAL NORTH AMERICA, INC.



                                   By: /s/Emanuel J. Di Teresi
                                       -------------------------------
                                       Senior Vice President and
                                       Chief Financial Officer
                                       Chief Accounting Officer

December 16, 1997



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